Exhibit 11

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of September     , 2004, by and among Covansys Corporation, a Michigan corporation (the “Company”), CDR-Cookie Acquisition, L.L.C., a Delaware limited liability company (“CDR-Cookie”), Clayton, Dubilier & Rice, Inc., a Delaware corporation (“CD&R”), Rajendra B. Vattikuti (“Vattikuti”) and The Rajendra B. Vattikuti Trust established pursuant to the Second Amendment and Restatement of Revocable Living Trust Agreement, dated as of February 1, 1995 (the “Vattikuti Trust” and, together with Vattikuti, the “Vattikuti Entities”).

WHEREAS, the Company, CDR-Cookie and CDR-Cookie VI-A L.L.C., a Delaware limited liability company (“CDR-Cookie VI-A”), are parties to a Stock Purchase Agreement, dated as of March 17, 2000 (the “Stock Purchase Agreement”);

WHEREAS, the Vattikuti Entities, CDR-Cookie and CDR-Cookie VI-A are parties to a Voting Agreement, dated as of March 17, 2000 (the “Voting Agreement”);

WHEREAS, the Company and CD&R are parties to a Consulting Agreement, dated as of March 17, 2000 (the “Consulting Agreement”);

WHEREAS, the Company, CDR-Cookie and CDR-Cookie VI-A are parties to a Registration Rights Agreement, dated as of April 20, 2000 (the “Registration Rights Agreement” and, together with the Stock Purchase Agreement, the Voting Agreement and the Consulting Agreement, the “Termination Agreements”);

WHEREAS, pursuant to an Assignment and Assumption Agreement, dated as of February 9, 2001, CDR-Cookie VI-A assigned to CDR-Cookie, and CDR-Cookie assumed from CDR-Cookie VI-A, all of the right, title and interest in and to all of the assets of CDR-Cookie VI-A, and all of its liabilities and obligations;

WHEREAS, the Company and CDR-Cookie are parties to a Recapitalization Agreement, dated as of April 26, 2004, as amended by the Amendment and Acknowledgement Agreement, dated as of August 17, 2004 among the Company, CDR-Cookie, Fidelity Information Services, Inc. and the Vattikuti Entities and as further amended by the Amendment to the Recapitalization Agreement between the Company and CDR - Cookie dated as of September 9, 2004 (collectively, the “Recapitalization Agreement”), which provides, among other things, that the Termination Agreements shall terminate as a condition to the closing under the Recapitalization Agreement (the “Closing”); and

WHEREAS, on the date hereof, the parties executed and delivered the requisite transactions contemplated by the Recapitalization Agreement and otherwise fulfilled the conditions to the Closing;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and agreeing to be legally bound, the parties hereby agree as follows:

1.                                       Termination.  Effective the date hereof:

(a)              The Company and CDR-Cookie hereby agree that the Stock Purchase Agreement, and all of their respective rights, benefits, duties and obligations thereunder are terminated.

(b)             The Vattikuti Entities and CDR-Cookie hereby agree that the Voting Agreement, and all of their respective rights, benefits, duties and obligations thereunder are terminated.

(c)              The Company and CD&R hereby agree that the Consulting Agreement, and all of their respective rights, benefits, duties and obligations thereunder are terminated.

(d)             The Company and CDR-Cookie hereby agree that the Registration Rights Agreement, and all of their respective rights, benefits, duties and obligations thereunder are terminated.

Notwithstanding anything to the contrary , the foregoing shall not effect any indemnification protection provided under the Termination Agreements with respect to any facts and events existing prior to the Closing.

2.                                       Further Assurances.  In connection with the termination of the Termination Agreements, each party hereto that is a party to any such Termination Agreement agrees promptly to take such actions, and execute and deliver such additional documents, as any other party shall reasonably request to evidence such terminations.

3.                                       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which, taken together, shall be deemed to constitute one and the same agreement.  Any counterpart of this Agreement may be delivered via facsimile transmission and shall be binding on the party executing such counterpart to the same extent as an original thereof.

4.                                       Governing Law.  This Agreement shall be governed in all respects including as to validity, interpretation and effects by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Termination Agreement as of the day and year first above written.

COVANSYS CORPORATION

By:	/s/ James S. Trouba
	Name:	James S. Trouba
	Title:	CFO

CDR-COOKIE ACQUISITION, L.L.C.

By:	/s/ Kevin J.Conway
	Name:	Kevin J. Conway
	Title:	President

CLAYTON, DUBILIER & RICE, INC.

By:	/s/ Kevin J.Conway
	Name:	Kevin J. Conway
	Title:	Vice President, Secretary and Assistant Treasurer

/s/ Rajendra B. Vattikuti
RAJENDRA B. VATTIKUTI

THE RAJENDRA B. VATTIKUTI TRUST

By:	/s/ Rajendra B. Vattikuti
Name:		Rajendra B. Vattikuti
Title:		Trustee